Exhibit 23


   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the incorporation by reference in this Annual Report (Form 10-K) of Giddings & Lewis, Inc. of our report dated January 26, 1996, included in the 1995 Annual Report to Shareholders of Giddings & Lewis, Inc.

   Our audits also included the financial statement schedule of Giddings & Lewis, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We also consent to the incorporation by reference in (a) the Form S-8 Registration Statements (No. 33-64936, No. 33-31950, No. 33-31951,
   No. 33-40542, No. 33-44325, and No. 33-44518) pertaining to the Giddings & Lewis, Inc. 1993 Stock and Incentive Plan, the Giddings & Lewis, Inc. 1989 Restricted Stock Plan, the Giddings & Lewis, Inc. 1989 Stock Option Plan, the Giddings & Lewis, Inc. Savings Plan, The Cross & Trecker Retirement Savings Plan, and The Kearney & Trecker Retirement Savings Plan; and (b) the Form S-3 Registration Statement (No. 33-61237) and related prospectus pertaining to the $250 million debt securities shelf registration of our report dated January 26, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Giddings & Lewis, Inc.



                                                            ERNST & YOUNG LLP


   Milwaukee, Wisconsin
   March 12, 1996